EXHIBIT 1.0
JOINT FILING AGREEMENT
     The undersigned acknowledge and agree that the forgoing statement on Schedule 13(D) is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13(D) shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Date July 21, 2008

CPI Investments, Inc.

By:

Name: Michael Bartlett
Title: President

CenterPointe, Investments, Inc.

By:

Name:

Title:

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